Exhibit 99.1

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

CCG INVESTOR REATIONS

Moderator: Lou Silverman

June 7, 2007

3:30 pm CT

Operator:

Good afternoon. My name is (Vanessa) and I will be your conference operator today. At this time I would like to welcome everyone to the fourth quarter and fiscal 2007 earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Silverman, you may begin your conference.

Lou Silverman:

Thank you Vanessa and welcome everyone to our fourth quarter and fiscal 2007 earnings call. Paul Holt our CFO, Greg Flynn our Executive Vice President and General Manager of the Quality Systems Division and Pat Cline, President of the NextGen Healthcare Information Systems Division once again join me on this afternoon’s call.

Please note that the comments made on this call will include statements that are forward looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

company’s plans, products, perspectives and strategies, preliminary and/or projected operating results, capital and equity initiatives, pending litigation and the implementation of or potential impact of legal, regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings including our Forms 8K, 10K and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward looking statements in the future. Also, as I have mentioned on each and every call for the past many quarters, please continue to note that the company’s past performance is not necessarily indicative of future performance.

I’ll now provide some summary comments on the quarter and the year. Paul, Greg and Pat will follow with additional details.

For the March quarter the company recorded record revenue of $45.1 million up approximately 27% over the prior year.

NextGen revenue of $40.7 million represents a record for the division and a 28% increase over the prior year quarter. QSI division revenue at $4.5 million was up nearly 17% over the prior year and represents the highest quarterly total in recent history.

Fully diluted earnings per share for the fourth quarter was 31 cents which represents an 11% increase over the 28 cents earned in the same quarter of the prior year. While we were pleased with our revenue for the quarter there are

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

no guarantees that financial performance in ensuing quarters will meet or exceed the level of performance attained in the most recent quarter.

As detailed in our press release, expenses in the quarter were impacted by a number of factors including but not limited to higher FAS 123(R) expense driven by changes in the company’s option plan target and option pool announced in late January of 2007 and the company’s strong revenue performance for the quarter. In the fourth quarter FAS 123(R) expense was approximately 1 cent per diluted share higher than in prior quarters.

Cash incentive compensation was also relatively high in the quarter due to the quarter’s strong revenue performance as well as the adjustments to certain bonus plan targets announced in January of this year.

The company’s corporate expenses for the quarter were impacted by legal and other professional services totaling approximately $500,000 which is in excess of 1 cent per diluted share related to the previously announced SEC investigation of trading activity in the company’s equities.

The company’s tax rate for the quarter was 39.3% up from 35.6% in the third quarter of the year. As mentioned during our previous call the low third quarter tax rate was a result of certain favorable factors including the reinstatement of the R&D tax credit statute.

For the year, company revenue was $157.2 million, up 32% over the prior year. Fully diluted earnings per share was up 42% over the prior year. NextGen revenue is up 36% over the prior year and NextGen operating income was up 40% over the prior year.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

The QSI division had revenue growth of 7% for the year and operating income growth of 22% for the year.

Detailed information about the fourth quarter and the fiscal year as a whole will be provided by Paul Holt.

Regarding investor conferences, during the quarter the company presented at the JP Morgan, Needham, UBS and Lehman conferences. Subsequent to the quarter end we presented at the JMP and Citibank conferences. Investor meetings were held in Kansas City, Chicago, Seattle, Portland, Baltimore, Philadelphia and New York City in addition to those held here in our headquarters.

Regarding acquisitions we continue to prioritize organic growth. We will continue to review potentially interesting opportunities that come to our attention.

Recapping a number of prior announcements – on February 1st the company announced it would pay a $1 per share dividend to shareholders of record as of February 13, 2007 with an anticipated distribution date of February 28, 2007 as well as the establishment of a regular quarterly dividend of 25 cents per share per quarter subject to board approval. The first quarterly dividend payment is scheduled for July 5, 2007 to shareholders of record as of June 15, 2007.

Also as previously announced, our annual shareholder meeting is scheduled for August 8, 2007.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Before I close I’d like to reiterate a portion of our press release comments regarding the previously disclosed SEC investigation of trading activity in the company’s securities. And here is the excerpt from the release.

As previously disclosed in our Form 10Q for the quarter ended December 31, 2006 we received written notification from the Commission stating that the Commission initiated an investigation of trading activity in our securities. While making clear that the investigation did not mean the Commission had concluded there has been a violation of law, the Commission sought documents and records concerning our Chief Financial Officer. To the best of our knowledge, the Commission’s investigation is ongoing and is not an investigation of our company. We intend to fully cooperate with the Commission.

After we received the Commission’s notification, our Audit Committee, assisted by independent outside legal counsel, conducted an investigation of certain trading activity in our securities with particular focus on trading in advance of our third quarter 2006 earnings release. Based on the information available to the investigators and the results of the investigation, the Audit Committee has concluded that it does not appear that our Chief Financial Officer engaged in improper insider trading or tipping in connection with that trading activity. The legal and professional services expenses associated with the investigation was in excess of 1 cent per diluted share for the March quarter. The Audit Committee’s investigation was concluded during the quarter that will end June 30, 2007.

That was what was in our release.

Our Audit Committee engaged a large nationally recognized law firms to assist in its investigation. The law firm as well as our Audit Committee put a

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

great deal of time and energy into this process. Although our internal process has concluded, the SEC investigation is to our knowledge ongoing. Therefore, our ability to provide significant addition commentary on this matter may be limited.

In closing my prepared comments for this call I want to clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past or expected levels of performance in future periods.

It is possible that investors or analysts will set new short, medium or long term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

Once again I’d like to thank the more than 650 members of our team for their many contributions to another year of record results. As well, the confidence that our clients and investors have placed in us during the past year is greatly appreciated. I’ll now turn things over to Paul Holt.

Paul Holt:

Thanks Lou. And hello everyone. Our consolidated system sales of $24.5 million this quarter represents an increase of 19% compared to $20.6 million in the prior year quarter. Sales of add on licenses included in system sales grew 22% to $6.1 million this quarter versus $5 million a year ago.

Our consolidated maintenance, EDI and other services revenue rose 38% to $20.6 million compared to $14.9 million in the prior year quarter. Our consolidated gross profit margin this quarter came in at 67.2%. That was down slightly from 68.9% a year ago.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

A decrease in our gross margin over last year was due primarily to a relatively higher amount of compensation expense as a percentage of revenue, as well as well as a relatively larger amount of hardware and third party software as a percentage of system sales.

Total SG&A expense increased by approximately $4 million to $14.6 million this quarter compared to $10.6 million a year ago. The increase in SG&A expense compared to the prior year was due to several factors including higher selling related expenses due to increased revenue, higher headcounts, and higher compensation expenses due to the previously announced revisions to performance targets and strong revenue performance impacting certain bonus programs, as well as stock option expenses, higher corporate expenses and other increases in SG&A expenses.

I’m going to comment on a sequential basis now in regards to SG&A expense. SG&A expense on a sequential basis increased by approximately $4 million. This increase was composed of several factors including approximately $1 million in additional corporate expenses including the company’s response to the SEC investigation already discussed, $1 million in higher compensation and benefit expenses, $0.9 million in additional commission expense tied to the strong revenue performance, and approximately $0.3 million in trade show and advertising and other SG&A expenses. I also want to note that the increase in compensation and corporate related expenses include a portion of the increase in stock option expenses referenced in our earnings press release.

SG&A expense as a percentage of revenue this quarter increased to 32.2% compared to 30% in the prior year quarter primarily due to the significant year over year growth in SG&A expenses just mentioned.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Moving onto our tax provision – the company’s effective tax rate returned to more customary levels compared to the third quarter at 39.3% compared to 35.6% last quarter. As Lou has already mentioned, the reason for the sequential increase in our effective tax rate this quarter is due to the fact that our prior quarter included a benefit from the reenactment of federal research and development tax credits which occurred in December of 2006. The effective tax rate on a year over year basis was slightly higher, 39.3% versus 38.7% in the prior year. Before I move to divisional performance, I’m going to mention that our results this quarter include $1,180,000 in additional pretax expenses related to stock options due to the adoption of FAS 123R. The after tax impact of our option expenses was FAS 123R $963,000 or 3 cents per diluted share. And note that the prior year quarter does not include these expenses due the fact that we hadn’t adopted FAS 123R yet. This will be the last quarter that we will have that issue. Next quarter we’ll have an apples to apples comparison in terms of stock option expenses.

In terms of divisional performance, system sales in the NextGen division rose 17% to $23.4 million this quarter compared to $20 million a year ago. And continued growth in NextGen’s base of installed users drove maintenance, EDI and other revenue in that division 46% higher than last year at $17.2 million versus $11.8 million last year.

Operating income in the NextGen division was up 12% to $15,440,000 compared to $13,785,000 a year ago. The dental division reported a year over year increase of revenue of 17% at $4,460,000 compared to $3,825,000 a year ago. Operating income for the division was $865,000.

Moving onto our balance sheet, our cash decreased by approximately $20.4 million this quarter to $60 million or $2.21 per share compared to $80.4

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

million or $2.98 at the end of the prior quarter. Note that the March quarter included a dividend payment equal to approximately $27.1 million.

This quarter our DSO’s declined by 11 days to 129 days versus 140 days last quarter. DSOs continue to remain however above prior year levels due to a significant customer which represented approximately 12.5% of total gross accounts receivable as of March 31, 2007.

I’d also note that DSO’s net of amounts included in accounts receivable and deferred revenue remained unchanged at 81 days as of this quarter and last quarter. DSOs by division were 91 days for the QSI division and 134 for the NextGen division.

Deferred maintenance and services revenue was $39.4 million. That’s down $1.1 million from the prior quarter and up $3.5 million compared to the end of the prior year. The primary drivers of the growth in deferred revenue compared to a year ago is deferred implementation and training as well as maintenance services in the NextGen division.

An increase and training and implementation services rendered in the fourth quarter assisted the company in bringing down our backlog’s implementation services on a sequential basis.

And again for those of you who are tracking this, our non cash expenses for the quarter break down as follows. Total amortization expense: $905,000. That’s $33,000 for QSI and $872,000 for NextGen. Total depreciation expense: $568,000. That’s $71,000 for QSI and $497,000 for NextGen. Stock option compensation: $1,257,000.

Our investing activities for the quarter were as follows:

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Capitalized software: $1,564,000. That’s $39,000 for QSI and $1,525,000 for NextGen. And fixed assets: $770,000. That’s $67,000 for QSI and $703,000 for NextGen.

I want to thank you all for being on this call and your interest in our company.

I’ll now turn things over to Greg Flynn who will provide an update on the QSI division.

Greg Flynn:

Thank you. And thanks to those of you on the call for joining us. We of course appreciate your interest in our company. As always, the QSI division numbers have been addressed in detail by Lou and Paul so I’ll focus on continued product enhancement achievements for the division and then other historical areas of interest for these calls.

I’m very pleased with the division’s development and implementation efforts for the CPS (Clinical Product Suite) software package. We not only introduced new clinical graphics, improved security enhancements, improved integration between CPS and digital x-ray software and most importantly to me, further integrated the CPS package with our practice management systems.

Now following the line of historical questions I’ll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is improved to approximately $3.8 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe the sale will occur within 180 days.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

This being our year end call I would like to make one other comment. I would like to thank the staff of the QSI division for their efforts this past year. I am both proud and fortunate to work with such talented and dedicated individuals. Thank you. With that I’ll turn the call over to Pat Cline, as you know, President of our NextGen division.

Pat Cline:

Thanks Greg. Hi everyone. During the quarter NextGen once again executed about 80 new customer agreements. I’m very happy with the number of new customers and with our record revenue. Also last quarter NextGen reached another high in customer service response time returning 100% of our customer service calls in under two hours.

That has been a goal that we’ve established for the company quite some time ago and we’re clicking on all cylinders in customer service. We’ve also made good progress on resolution time and in overall customer satisfaction.

Our sales force numbered 58 at the end of the quarter which is unchanged from the prior quarter. But all 58 people aren’t the same people. I think we traded up in a few positions. Our goal is to continue to grow the sales force and to be at 70 people by the end of the fiscal year. But we’re making sure, of course, that we’ve got the right people in place and are not just focusing on the number.

Our pipeline grew modestly. It stands at over $70 million today. For those that need a refresher on what NextGen calls our pipeline, it’s the total value of the potential deals that we think we have a 50% or better chance of closing within 120 days.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

We closed a lot of business in our pipeline last quarter but with the HIMSS leads maturing and the TEPR conference leads coming into the pipeline the pipeline has been built back up nicely.

The market for electronic health record systems and integrated practice management systems remains robust and NextGen continues to win key sales in the marketplace.

In closing I’d like to thank our employees and once again thank our customers. Vanessa, we’re ready for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Charles Rhea from CIBC World Markets.

(Charles Rhea):

Yeah hi, thanks for taking the question here. You know I just had a couple of questions. First, more generally on your R&D spend I think it was under 6% as a percentage of revenues. Can you talk about sort of your targets on research and development as we go forward?

You know maybe you can give us some comments/suggestions on where you think there are needs for improvements either in the QSI or the NextGen side? And do you think this is the right level of R&D spend as we think about the business and the opportunity in DHR in particular?

Lou Silverman:	Hey Charles this is Lou. We don’t run our business by setting percentage targets for things such as R&D. Those who have been around the company

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

for a while would attest to the fact that our R&D spend has continued to increase fairly steadily over time.

We have a number of talented individuals and I would dare say a growing number of talented individuals in our development staff and we continue to keep them busy. But in terms of a specific target percentage of revenue tied to R&D it’s just not how we’ve tried to run our business.

We continue to try to reinvest in the business in a number of areas including development but not limited to that. And hopefully, performance willing, we’ll be able to continue to do that.

(Charles Rhea):

Okay, great. You know and then just more generally, you know I think the IRS recently passed a rule that allowed for nonprofit entities to be able to subsidize costs for EHR. And it seemed like that was the last piece that was missing when the relaxation of the Stark rules happened last fall.

Have you seen any type of pickup in activity from hospitals interested in you know sort of subsidizing the cost of EHR?

Pat Cline:

Yes. We have seen an up-tick. This is Pat. The relaxation of the Stark rules has started to become a little more of a driver for us. We’re seeing a reasonable amount of activity from hospitals and health systems, both local health systems and national health systems. Although, as I mentioned I think on the prior call, a lot of these hospital and large health system deals do take some time to close. Some of the increased activity now might not translate to increased revenue in the current quarter or even next quarter but may come online downstream. That’s just the way the market works out. And I do believe that a couple of the deals that we closed in the quarter that we’re discussing may have been impacted positively by the relaxation of Stark. And

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

I agree with you that the IRS ruling was a last piece and was favorable for our company and those in our business.

(Charles Rhea):

And you know if I could just add onto that. When you’re talking about the opportunity from hospital customers in particular should we think that really a lot of these hospitals are Siemens customers or are you able to more broadly go out and you know reach out to other hospitals that may not be using the Siemens platform?

Pat Cline:

We do more sales to non Siemens hospitals than we do to Siemens hospitals. Of course we welcome the Siemens hospital business and we’re happy with that relationship and have a lot of prospective deals in our pipeline that might be related to Siemens but, to answer your question, we do a heck of a lot of business with hospitals that are not Siemens customers.

(Charles Rhea):	Okay, great. Thanks a lot guys.

Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Sean Wieland with Piper Jaffray.

(Sean Wieland):

Hi. Thanks guys. A couple of questions. The system sales number in NextGen according to my math is the strongest sequential growth outside of when you layered out the Siemens transaction, the strongest sequential growth you’ve ever had in that division which may be overshadowed by your higher SG&A costs.

So first can we talk about you know what were the driving factors behind such a strong 31% sequential growth in system sales? Was it Stark? Was it macro related, was it just your sales reps are becoming productive? Were there any

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

significant transactions in the quarter that would, you know that would represent kind of a one time you know one time transaction?

Pat Cline:

Sean, that’s a good question. This is Pat. Unfortunately, I don’t have a good answer for you in that it would be tough to decide, for example, with a hospital that purchased last quarter whether that sales rep was a little more productive, and was more experienced, learned a little bit more or whether the hospital was impacted by the relaxation of Stark or some of those things.

So I can tell you that we’re happy to see the up-tick in systems sales. I think it was last call or maybe the one before that, somebody commented that system sales were flat and I think I answered by saying that wasn’t necessarily a trend.

And, as I’ve said, it’s tough to look at one quarter whether it’s a good quarter like the systems sales pop that we’ve seen, or whether it was the quarter where system sales were flat. But overall we’re very pleased with the trend. If you look over the longer period of time we think we’ve got some room to run on system sales.

(Sean Wieland):	Have you seen any changes in win rates or anything in the competitive landscape which could have contributed to the higher growth?

Pat Cline:

No. Nothing in particular. I don’t think there has been much of a change to the competitive landscape. We continue to be happy with our win rates. As I mentioned, we win a lot of key accounts, especially the ones that we feel are strategically important. That’s not to say we win all of them. But fortunately there is a share of business out there for a lot of organizations in our business. 80 new customer contracts is at the high end of our range which has run, as you know, from the 50 mark to about the 80 mark.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

But no, I don’t see a big change. Let me add a little more texture to that Sean. I do think I see, and I think we touched on this partially in the last call, a couple of our competitors getting a little more aggressive. I’m trying not to use the word desperate, but (they’re) getting a little more aggressive with pricing and some of the tactics that are being used and those kinds of things.

I’m not sure I’d characterize that as a change in the competitive landscape but it’s interesting to me nonetheless.

(Sean Wieland):

Okay. Thank you. And as related to the SG&A expenses, about $1 million was due to additional corporate expense just related to the, your audit committee. Just so I can be clear on this, so this was in, the audit committee has looked at this with some outside counsel.

They’ve closed the book so we could expect that that portion of the million dollars essentially goes away in the next quarter?

Lou Silverman:

Sean just to clarify - what we said was that corporate was up about $1 million. And as part of that, roughly half of that approximately was tied to legal and other professional services related to the SEC investigation. So you’re using the million, and I know we tried to point out it was about a half million that was tied to that.

(Sean Wieland):	Okay. I’m sorry.

Lou Silverman:	That was through 3/31.

(Sean Wieland):	Okay. So, that half a million should go away in the next quarter.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Lou Silverman:

As we also mentioned the internal work of our Audit Committee and the independent outside counsel was concluded in June. So we had April and May and have some of June in there. And so we will have expenses in the June quarter related to this.

So I think it would be inappropriate to say that all of the expenses were going away. I think it’s a little tough -- given that it’s now June 7 -- to be able to project with 100% certainty what the exact expenses are going to end up for the quarter. We think it would be fair to at least think that the expenses might be a bit less than we incurred in the quarter. But they are going to be greater than zero.

(Sean Wieland):

Okay. And then one other question related to the additional - the higher compensation related to certain bonus programs. This is related to when you took the option -- you kind of loaded up on options from 70 to 160,000 for those executive members. Is that correct?

Lou Silverman:

Loaded up would be your term. But there are a couple of things going on in those categories, Sean. That’s one of them. There was a reference to a change in one of the performance targets -- the revenue target that was in place.

And the third factor -- and it shouldn’t be discounted in any way, shape or form -- is that we did have a very strong revenue quarter. So the three of those things operating together contributed to what you’re talking about -- not one or the other -- or not any one individually.

(Sean Wieland):	Okay. And is that going to be an ongoing expense in SG&A? Or do you think -- I’m trying to get SG&A expense guidance out of you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Lou Silverman:

Yes. Well I appreciate you being direct about that. And no other tactic has worked, right? So, the issue is that we do have these performance plans -- and our ability to predict the expense related to those plans -- is really tied to our willingness and ability to predict or predict accurately what the revenue and profit’s going to be. So it’s a little hard to do. But...

(Sean Wieland):	Okay.

Lou Silverman:	Okay.

(Sean Wieland):	Okay. Thank you very much.

Paul Holt:	Thanks, Sean.

Operator:	As a reminder, if you would like ask a question, press star 1 on your telephone keypad.

Your next question comes from the line of Richard Close from Jefferies & Company.

Richard Close:

Yes. I guess first question -- if we look at the NextGen revenue -- I guess specifically on the system sales. Is there any way you could give us the breakdown between the software, hardware and implementation and training?

Pat Cline:

We typically don’t break that down. But the software tends to be the lion’s share of things. We did book more hardware in the quarter -- as was mentioned previously -- than we have historically booked. I think to the tune of maybe a couple million dollars over the prior quarter -- maybe a little bit more than that.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Again, I don’t have that in front of me.

As far as other breakdowns are concerned typically -- it’s asked so I’ll go ahead and answer in advance -- roughly two thirds of our customers purchase both our practice management system and the electronic health record, which is right in our historical range.

Lou Silverman:

And Richard -- this is Lou. Although I don’t have an exact date and time that we’re going to file our K, the usual and customary breakdowns will be in the K. So hopefully in a couple of days -- or not too long from now -- you’ll have that information to work with as well.

Richard Close:

Okay. I guess just a point of clarification on that last question -- when you say a couple million, maybe higher than the prior quarter -- just to be clear, the prior quarter year over year or sequential?

Pat Cline:	Sequential. I was referring to sequential.

Richard Close:	Okay. I just wanted to be clear on that.

Pat Cline:	And I was referring to the hardware portion.

Richard Close:

Correct. Okay. And then I know you guys have been detailing how much revenue comes through -- I guess -- VARS over the last couple quarters. Is there any way you guys can maybe give us details on that front?

Pat Cline:

That’s another area that we don’t break out what comes through VARS and what comes through our direct sales force. I’ll tell you that by far most of our system sales come through our direct sales force.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

We are happy to have the value added reseller channel -- with resellers like Siemens and many others -- that we think bring a lot of value to us, and have been good partners for us in many respects. But our sales force -- again, numbering 58 people -- outsells the VAR channel by a lot.

Richard Close:	Okay. I appreciate that. And one final question -- with respect to the gross margin -- maybe additional clarity on that front. You mentioned two reasons for the decrease -- I guess year over year.

Obviously the higher hardware sales and then additional comp -- I guess higher comp expense in the quarter. And I was wondering if you could give us a little perspective on which one -- maybe the percentage contribution of that 170 basis point decline?

Paul Holt:	This is Paul. You’ll see that all in the K when we come out with that level of detail.

Lou Silverman:	We brought the skinny binders in here with us as opposed to the real thick ones for the call, Richard.

Richard Close:	Okay. So we shouldn’t look at that decrease in gross margin as maybe discounted pricing occurring in the quarter or anything like that?

Pat Cline:

Well I don’t think you should. I don’t see any decrease in the quarter. We did about the same number of agreements with new customers. And obviously revenue from system sales was way up. So that would kind of lead you in the other direction.

Richard Close:	Okay. Great. Thank you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Pat Cline:	Thank you.

Lou Silverman:

Hey Richard, just one final clarification. Pat was doing the best he could with none of the hard numbers in front of him. I think that you’ll see that the hardware delta on a sequential basis was a bit less than the $2 million that was discussed.

I’m thinking it’s more like a little over $1 million -- somewhere in there. But directionally Pat was correct. But the order of magnitude or the size of the delta -- he may have been a little high.

Richard Close:	Okay.

Pat Cline:	I stand corrected. Thank you, Lou.

Richard Close:	Thank you very much.

Operator;	Your next question comes from the line of Dave Scially with Kingsford Capital.

Dave Scially:	Thanks. So I wanted to follow on there. So Lou, you’re saying that it was roughly a delta of $1 million over the last quarter number that was reported in there for hardware -- for NextGen?

Lou Silverman:	I’m having a note passed to me from our finance staff that says it was $1.2 million.

Dave Scially:

1.2 -- terrific. Nope, that’s fine. That’s a very good number to use approximately. And then back to Richard’s question -- so going forward, I guess the gross margin is the area that we’re trying to figure out here and – do

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

you feel comfortable for modeling purposes at the current levels? Or do you see initiatives that might go back to the previously achieved margins that you announced earlier this year?

Lou Silverman:

As I’ve said on many calls and in many meetings over many years -- for us at least -- gross margin percentage is an outcome as opposed to a goal or a target. And we are happy to take hardware orders from those customers who’d like to buy hardware through us. And if customers decide to make other plans, we certainly respect that decision as well.

So it’s really hard for us to forecast that hardware sales are going to go up or down. I can tell you that we wouldn’t turn down any hardware sales or opportunities that came to us that we thought we could make a little profit on -- a reasonable profit on. But that’s really hard to forecast.

And therefore it’s a little hard to address your question. The short answer is we don’t have any initiatives per se to stop selling hardware so that the gross margin percentage can go up. I’m not sure that’s exactly what you were suggesting.

But that’s really what it would amount to. We’re happy to take the orders if and when they come in. And if they don’t we’ll move along and try to find some business in other places.

Dave Scially:

Yes, well -- but I guess what I’m more trying to get at is that in the previous quarter -- the December quarter -- the hardware sales for NextGen were roughly half a million. And in the September quarter they were half a million.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

But yet we saw a sequential decline in gross margins if I remember. So that isn’t related directly to hardware. There’s some other component going on. So I’m trying to ask if we can see those other components of cost.

Paul Holt:	Well actually gross margin on a sequential basis went up slightly. But we were talking about the year over year change in gross margin. But sequentially...

Dave Scially:	I’m sorry -- yes. Okay. So it did go up but down from where it had been earlier in the year. That’s my -- I’m sorry -- that’s what I was getting at. So okay. Anyway, moving forward.

Would you folks consider also you would -- I don’t remember if it was Pat or not -- you were talking about the decline -- it might have been you, Lou -- that was talking about the decline in the receivables from the one customer to 12-1/2% down from other levels. Would you folks consider giving out the revenue from those -- in the K when it’s filed?

Lou Silverman:

No. What we have done -- that 12-1/2% number comes from a disclosure of significant customer concentration. That happens to be a receivables concentration -- a gross receivables concentration. And then on a parallel basis, we have not had any revenue concentration, and therefore haven’t disclosed any revenue concentration.

Dave Scially:

But wouldn’t it make sense though if the level of receivable from this customer is in the -- and if it’s 12-1/2% it’s roughly $8 million. And it’s been higher than that in the past. Wouldn’t that make sense if they were a significant customer?

Paul Holt:	Well what you’re missing is what’s in deferred revenue.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Dave Scially:	I see. Okay, so they could be in deferred -- I got it. Okay. Thank you.

Paul Holt:	Thank you.

Operator:	Your next question comes from the line of George Hill with Leerink Swann.

George Hill:

Hey guys. Good afternoon. I’m going to follow-up on a couple more of the SG&A items. I just want to make sure that I didn’t write these numbers down wrong -- selling expense increase contributed $.3 million; headcount expenses contribute about $1 million. Bonuses were $.9 million. Options were 1.25 pre-tax and corporate was one half of which was legal.

Paul Holt:	Whoa, whoa, whoa. Let’s go over that again.

George Hill:	Of the $4 million sequential increase...

Paul Holt:	Yes, $4 million sequential increase. You have $1 million in corporate. You have $1 million...

George Hill:	$1 million in corporate, half of which Lou said was the legal. I’m calling about the legal -- the stuff associated with the investigation.

Paul Holt:	Yes. Then you have a million in compensation and benefits.

George Hill	Right.

Paul Holt:	And you have $.9 million in commissions...

George Hill:	Right.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Paul Holt:	And $.3 million in trade show and advertising.

George Hill	Right.

Paul Holt:	And then you have other.

George Hill:	Right.

Paul Holt:	That makes up your $4 million.

George Hill:

That’s my number. And I guess as we think about that going forward -- we could say that the selling expenses could be contributed to HIMSS. It would be safe to assume that the head count expenses will probably continue.

As far as the bonuses or the commissions are concerned -- is that something that you’re expensing I guess for the year end - have accrued for the year end? Or is that something that is reflective of what was done this quarter?

Paul Holt:	Reflective of what happened this quarter. It’s what’s in there is the strong revenue performance that we achieved...

George Hill:	Okay.

Paul Holt:	...this quarter.

George Hill:

And -- okay. All right. So I’m all -- I’m clear on that. And then I guess alluding to something that you spoke to earlier -- the number of new contract signings 80 -- close to the top end of where you guys have been with the revenue numbers higher.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Does that mean that you guys are selling to larger practices as opposed to smaller practices? And which direction would you say that the -- I guess -- the sales are trending?

Pat Cline:

Well as I’ve said, I’m not sure that one quarter is a trend. But last quarter we did have a fair number of large organizations. Our software is highly scalable and our customer base is comprised of many, many large organizations included in our bookings.

So for last quarter there were -- two or three in fact -- national organizations -- that made purchases, a couple of which will hopefully continue to roll out and continue to make purchases in the future as they deploy the product nationally.

George Hill:	Okay. And the one last question I’ll ask is was there any sales concentration, particularly in the quarter? Was there any one deal over $3 or $4 million?

Pat Cline:	No, there was not.

George Hill:	Okay. Thanks a lot.

Operator:	As a reminder, if you would like to ask a question, press star 1 on your telephone keypad.

Your next question comes from the line Rama Rau from R&R Capital Management.

(Rama Rau):	Hi guys. Thank you for taking the call. We have become your shareholder very recently. I have one comment and one question. When we analyzed the

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

data, it was truly amazing to see that you guys have consistently grown sales and EPS year over year for the last ten years. I think it’s a remarkable achievement. Job well done.

Pat Cline:	Thank you very much.

(Rama Rau):

Now my question. It’s a bigger picture question. It would be nice if you guys can share your view with shareholders about what are the growth drivers for the next two to three years, in terms of product, market and geographical region. Thank you for taking the call.

Pat Cline:

Thank you. Well, the drivers relative to product are numerous. There are federal and state government initiatives and legislation -- both enacted and being talked about. One of them we mentioned a little bit earlier on the call was the relaxation of the Stark rules.

In addition to the federal and state government initiatives, there are a number of pay for performance programs, where physicians essentially -- and health organizations -- are essentially paid more for better outcomes, and meeting certain metrics and providing certain quality indicators, quality data and that type of thing.

And those pay for performance programs are both on the private side and on the government side. There’s a trend toward interoperability and exchange of health records because of the benefit that’ll provide both to the health organizations, providers and their productivity and efficiency, and also the benefit that that will provide to the patients.

There are trends toward consumerism and personal health records that we think are drivers for the type of systems that we develop and sell. There are a

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

lot of quality initiatives. There are trends toward different subscription based and other financing programs -- or licensing mechanisms. And hardware technology improving and hardware costs coming down I think open up the market to a broader range of providers.

There are also some demographic trends and drivers. For example, the number of physicians in the country is expected to grow by 20% -- I think -- by the year 2014 as the baby boomers require more and more healthcare. So hopefully that’ll address the driver question.

You had mentioned relative to product and geography.

I don’t want to get into a place where I’m disclosing on this call our product plans. I’d like to try to fly under our competitor’s radar in that regard. So I’m going to just talk about those kinds of drivers -- and tell you that we are committed to keeping the lead that we feel we have product-wise on our competition.

And I think the final part of your question related to geography. We have an initiative within the company to broaden our focus over a period of time to the certain global markets or international markets.

This is not a change of focus -- but again a broadening of focus. And as we move on that initiative -- and we’ll do so relatively slowly -- it’s highly likely that we’ll move on that initiative through partners, perhaps -- for example -- with Siemens who I believe is in over 140 countries and those types of things.

(Rama Rau):	Very good. It’s a pleasure to be your shareholder and keep up the good job. Thank you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Pat Cline:	Thank you very much. Pleasure to have you.

Lou Silverman:	Thank you.

Operator:	Your next question comes from the line of Gene Mannheimer with Caris & Company.

Gene Mannheimer:

Thank you. Most of my question has been answered. Great quarter. I guess I would be looking for a little more granularity with respect to -- if you bifurcate the market into small, medium and large, are you able to talk about where you see the growth rates in each of those segments and how you’re faring -- particularly at the low end which seems to have the higher growth prospects, given it’s underpenetration? Thank you.

Pat Cline:

The low end -- I think -- does have higher growth prospects. But I think that growth will come over a number of years. I think the accelerated growth right now tends to be toward the high end. As we see -- as I mentioned -- more activity or a reasonable up tick in inactivity -- partially due to Stark and certainly partially due to the other drivers.

Our system plays very well at the mid-range, very well at the high-end. And as I’ve mentioned previously, we’re again broadening our focus -- as opposed to changing our focus -- so that we can do a great job for the smaller practice in bringing the product to them at an affordable price, yet keeping things -- keeping those sales profitable for the company and for our shareholders.

Gene Mannheimer:	Thanks, Pat.

Pat Cline:	Thank you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Operator:	Your next question comes from the line of Dr. Peter Shinn, private investor.

Peter Shinn:	Yes. My question is concerning the SEC investigations. Did you state that the SEC concluded that the CFO did not engage in insider trading?

Lou Silverman:

Sir, we did say that the Audit Committee of the company -- the Audit Committee engaged independent legal counsel. That group did a significant amount of work on an internal investigation. And I’ll read you from release.

It says that “the Audit Committee has concluded that it does not appear that our Chief Financial Officer engaged in improper insider trading or tipping in connection with the trading activity.” We also mentioned that to the best of our knowledge, the SEC investigation is ongoing.

Peter Shinn:	Has there been any SEC investigation in the last six months regarding any accounting irregularities at QSI?

Paul Holt:	No.

Peter Shinn:	That’s good news. Thank you.

Paul Holt:	Thank you.

Operator:	Your next question comes from the line of Jeff Smith from Sidoti & Company.

Jeff Smith:

Hi guys. Most of my questions have really been answered. Just out of curiosity, are you seeing any -- as far as the Stark law facts -- have you seen that on any particular side of the market -- the larger or the smaller end?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Pat Cline:	The high end.

Jeff Smith:	It’s mostly the high end?

Pat Cline:

Yes. We see an up-tick in interest from the hospital customer base -- and those types of organizations -- that will come to a company like ours for their medical practice for the ambulatory side and make a purchase, and turn around and provide the software to their associated physician base.

Taking advantage of the Stark exemption, they can fund -- I believe it’s up to 85% -- of the purchase price of an electronic health records system at this point. So they help to a great extent -- these practices that may not otherwise choose to afford an electronic medical records system -- to acquire one.

Jeff Smith:	Okay. Thank you.

Operator:	Your next question comes from the line of Frank Sparacino from First Analysis.

Frank Sparacino:

Hi. This is Christopher, Pat. Pat, in terms of some of the drivers you are outlining -- I don’t want to put words in your mouth -- but I interpret from your comments that there is interest in different deployment options, whether it be on premise or some type of on demand model. But if you could just comment on that.

Pat Cline:

Well I think we can’t ignore that as a trend. There is a trend or an up-tick in interest over a broad period of time in on-demand, or subscription based or ASP based offerings. As I’ve mentioned in the past, we have such offerings -- hosted offerings and subscription models but it’s not our primary model.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Our primary model is selling licenses and executing an ongoing maintenance agreement with our customer. While again I’ve said that we’ve seen an up- tick over a broad period of time, this is one of those things that isn’t going to have any material change -- in my opinion -- on a quarter to quarter basis, but over a long period of years. And the gentleman that asked the question was looking for drivers relative to multiple years in the future.

Frank Sparacino:

If I could ask one follow-up there, Pat -- if I’m a sales rep selling NextGen, is my commission at all predicated on how I sell the software -- whether it’s on premise or whether it’s hosted? Am I going to be commissioned differently?

Pat Cline:	It is more attractive for the sales rep to sell the licenses and a maintenance agreement than it is to do an ASP or a subscription based base model.

Frank Sparacino:	Thank you very much.

Operator:	As a reminder, if you would like to ask a question, press star 1 on your telephone keypad.

Your next question is a follow-up question from Richard Close of Jefferies.

Richard Close:

Yes. With respect to the expansion of the sales force getting I guess from 58 to 70 by year end, would you expect that more activity on that ramp in the first half, or evenly spread out or tilted toward the second half of fiscal ‘08?

Pat Cline:

I think it’s going to be more tilted -- although not completely tilted -- toward the second half of the fiscal year. At this point, what we’re trying very hard to do is make sure that all of our sales force is firing on all cylinders so to speak.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

We’re investing a lot in training and we’re doing -- as I mentioned -- what we think is some trading up in a couple of areas to make sure we’ve got a solid foundation. And we haven’t stopped recruiting or stopped hiring. This is just the way it worked out quarter over quarter.

I think with the concrete drying on that foundation over the next couple of months, we’ll try to ramp the hiring if things go according to plan toward the end of the year. The number 70 is also not a number that I take too seriously or I think that you should take too seriously.

Because again, our focus is on -- and is going to remain on -- getting the right people, not just hitting the number for that sake. So I would say that’s pretty loose guidance -- that 70 number by the end of the year.

Richard Close:

Okay. And then maybe -- you’ve been growing at a nice clip on the NextGen side over the last several years. Would it be your characterization of the market that it’s robust enough to achieve similar type of growth rates -- I guess on the top line -- considering you’re adding people closer or more so in the second half of the year?

Pat Cline:

Well I’m going to stop short of giving you guidance, but I’m going to compliment you on the way you crafted your question because you crafted it more toward the market. You talked about our growth but then sort of shifted to the market. So staying with the market theme, I believe that the market will continue to grow at or above the pace that we’ve seen over the last couple of years.

Richard Close:	Okay. Thank you very much.

Pat Cline:	Thank you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Operator:	Your next question comes from the line of George Hill with Leerink Swann.

George Hill:

Hey thanks. Just two quick follow-ups -- number one is -- are the sales reps incented from a revenue perspective and from a profitability perspective, or are their goals or are their targets just around revenue?

Pat Cline:	Both.

George Hill:

Okay. And the second one is just a last question on Stark. I don’t know if you’ve had any of these conversations with customers. But the tax issues seem to have been addressed between the IRS and the hospitals.

Is anybody at all discussing the tax impacts to the receiving physicians? And are they at all worried about whether or not they’re going to get a 1099 Form if they’ve gotten an EMR that’s been subsidized by the hospital?

Pat Cline:	I wouldn’t call myself an expert in that area, but I have not heard any medical practice pushing back in that regard.

George Hill:	Okay. All right. Thank you.

Operator:	Your next question comes from the line of Len Podolsky with Piper Jaffray.

Len Podolsky:

Hey guys. Thanks for taking the follow-up. You executed a sales force realignment -- I guess towards the back half of last year. Are you comfortable with where the reps are located and how the accounts are stratified, and kind of how the geography is generally laid out?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-07-07/3:30 pm CT

Confirmation # 3371063

Pat Cline:

Yes. I’m reasonably comfortable, though I think there are some areas for improvement. And we’re constantly talking about ways of structuring things and ways of tweaking things to reach our ultimate goal -- which is to make sure that we’re applying the right resource to the right opportunity.

Len Podolsky:	Thanks.

Operator:	At this time there are no further questions. Mr. Silverman, I will turn the call back to you.

Lou Silverman:	Yes. I’d like to thank everyone for their interest in the company and participation on this call. And we’ll look forward to joining you in a short while. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END